Exhibit
99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
As previously disclosed in the Current Reports on Form
8-K
filed by Neuronetics, Inc. (“Neuronetics” or the “Company”) with the Securities and Exchange Commission (the “SEC”), the Company entered into an Arrangement Agreement on August 11, 2024 (the “Arrangement Agreement”), with Greenbrook TMS Inc. (“Greenbrook”), pursuant to which the Company agreed to acquire all of the issued and outstanding common shares of Greenbrook (the “Greenbrook Shares”) pursuant to a plan of arrangement (the “Plan of Arrangement”) under the Business Corporations Act (Ontario) (the “Arrangement”). The Arrangement was effective as of December 9, 2024. The following unaudited pro forma condensed combined statements of operations and related notes give effect to the Acquisition and were prepared in accordance with the requirements of Article 11 of Regulation
S-X.
Accounting for the Acquisition is dependent upon certain information, including valuation reports and other studies, that have not yet been finalized. The Company cannot finalize the accounting for the Acquisition until that information is available in final form. Therefore, the acquired assets and assumed liabilities have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable, utilizing information that is currently available. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying pro forma financial statements and the combined company’s future results of operations and financial position. The Company intends to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following completion of the Acquisition, which is December 9, 2025. The Company is not required to, and therefore currently does not intend to, update these pro forma results as presented for any of these changes.
The pro forma financial statements set forth below give effect to the Acquisition as well as the application of the acquisition method of accounting. The pro forma financial statements should be read in conjunction with:

•	The Company’s audited financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023

•	The Company’s unaudited financial statements and related notes included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024

•
Greenbrooks’s audited consolidated financial statements and related notes for the year ended December 31, 2023, December 31, 2022 and unaudited condensed financial statements and related notes for the nine months ended September 30, 2024 within this Current Report on From
8-K

•	The notes to the unaudited pro forma condensed combined statements of operations

Unaudited Pro Forma Condensed Combined Balance sheet for Year ended September 30, 2024
(amounts in thousands, except share and per share data)

	Neuronetics	Greenbook	Transaction Accounting Adjustments	Note	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$20,867	$369	$—		$21,236
Restricted cash	—	1,000	—		1,000
Accounts receivable, net	16,825	12,628	(1,891)	c	27,562
Inventory	4,960	—	—		4,960
Current portion of net investments in sales-type leases	572	—	(351)	g	221
Current portion of prepaid commission expense	2,921	—	—		2,921
Current portion of notes receivable	2,477	—	(1,557)	f	920
Prepaid expenses and other current assets	4,837	5,648	(702)	h	9,783

Total current assets	53,459	19,645	(4,501)		68,603

Property and equipment, net	1,639	4,725	370	g	6,734
Operating lease right-of-use assets	2,328	23,658	—		25,986
Finance lease right-of-use assets	—	1,277	(1,277)	i	—
Net investments in sales-type leases	140	—	(19)	g	121
Prepaid commission expense	8,733	—	—		8,733
Long-term notes receivable	2,878	—	(2,335)	f	543
Intangible assets	—	573	(573)		—
Goodwill	—	—	23,803	3	23,803
Other assets	4,940	—	—		4,940

Total assets	$74,117	$49,878	$15,468		$139,463

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,295	$10,564	$(1,891)		$11,968
Accrued expenses	11,429	4,385	—		15,814
Deferred revenue	1,311	—	(192)		1,119
Deferred and contingent consideration	—	1,000	—		1,000
Current portion of shareholder note	—	—	—		—
Current portion of finance lease liabilities	—	355	(355)	i	—
Current portion of operating lease liabilities	862	4,044	—	d	4,906
Non-controlling Interest Loans	—	58	—		58
Current portion of Shareholder Loans	—	3,691	(3,691)		—
Current portion of long-term debt, net:	—	11,420	(11,210)	e	209
Other payable:	—	1,947	(1,414)	e	533

Total current liabilities	16,897	37,463	(18,753)		35,607

Long-term debt, net	46,002	131,774	(131,774)		46,002
Deferred revenue	4	—	—		4

	Neuronetics	Greenbook	Transaction Accounting Adjustments	Note	Pro Forma Combined
Finance lease Liabilities		21	(21)	i	—
Operating lease liabilities	1,833	21,139	—	d	22,972

Total liabilities	64,736	190,396	(150,548)		104,585

Commitments and contingencies (Note 18)	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding on September 30, 2024	—	—	—		—
Common stock, $0.01 par value: 200,000 shares authorized; 55,622 shares issued and outstanding on September 30, 2024	303	121,237	(120,984)	a,b	556
Additional paid-in capital	416,205	5,509	23,339	a,b	445,053
Accumulated deficit	(407,127)	(263,661)	263,661	a	(407,127)

Total Stockholders’ equity	9,381	(136,915)	166,016		38,482
Non-controlling interest	—	(3,603)	—		(3,603)

Total liabilities and Stockholders’ equity	$74,117	$49,878	$15,468		$139,463

Unaudited Pro Forma Condensed Combined Statement of Operations nine months ended September 30, 2024
(amounts in thousands, except share and per share data)

	Neuronetics	Greenbrook	Transaction Adjustments	Note	Pro Forma Combined
Revenues	$52,397	$57,492	$(7,119)	aa	$102,771
Cost of revenues	13,129	56,649	(17,011)	bb, cc	52,767

Gross profit	39,268	843	9,892		50,004

Operating expenses:
Sales and marketing	35,820	3,942	10,022	ff	49,784
General and administrative	19,540	22,563	—		42,103
Research and development	6,999	273	—		7,272

Total operating expenses	62,359	26,777	10,022		99,158

Loss from operations	(23,091)	(25,934)	(130)		(49,155)

Other (income) expense:
Interest expense	5,529	13,921	(13,897)	dd	5,553
Loss on extinguishment of debt	4,427	—	452	ee	4,879
Other income, net	(2,001)	—	—		(2,001)

Net loss before non-controlling interest	(31,046)	(39,855)	13,316		(57,586)

Non-controlling interest		(24)	—		(24)
Net Loss	$(31,046)	$(39,831)	$13,316		$(57,561)
Net loss per share of common stock outstanding, basic and diluted	$(1.04)		—		$(1.04)

Weighted average common shares outstanding, basic and diluted	29,931		25,305		55,236

Unaudited Pro Forma Condensed Combined Statement of Operations Year ended December 31, 2023
(amounts in thousands, except share and per share data)

	Neuronetics	Greenbrook	Transaction Adjustments		Pro Forma Combined
Revenues	$71,348	$73,787	$(10,395)	aa	$134,740
Cost of revenues	19,643	71,872	(22,169)	bb, cc	69,346

Gross profit	51,705	1,915	11,774		65,394

Operating expenses:
Sales and marketing	47,318	1,945	10,864	ff	60,126
General and administrative	25,426	33,056	—		58,482
Research and development	9,515	526	—		10,041

Total operating expenses	82,259	35,526	10,864		128,649

Loss from operations	(30,554)	(33,611)			(63,255)

Other (income) expense:
Interest expense	5,424	12,048	(12,016)	dd	5,456
Other income, net	(5,789)	3,596	556	ee	(1,637)

Net loss before non-controlling interest	(30,189)	(49,255)	$11,460		$(67,073)

Non-controlling interest	—	(341)	—		(341)
Net Loss	$(30,189)	$(48,914)	$11,460		$(66,732)
Net loss per share of common stock outstanding, basic and diluted	$(1.05)				$(1.24)

Weighted-average common shares outstanding, basic and diluted	28,658				53,963

Greenbrook TMS, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF OPERATIONS

1.	Description of the Transaction
Neuronetics and Greenbrook TMS Inc. completed the planned acquisition whereby Neuronetics acquired all of the issued and outstanding common shares of Greenbrook by way of a court-approved plan of arrangement under the Business Corporations Act (Ontario) (the “Arrangement”). Each Greenbrook Share outstanding immediately prior to the effective time of the Arrangement was exchanged for 0.01021 of a share of common stock of Neuronetics (the “Exchange Ratio”) upon closing of the Arrangement.
In connection with and prior to closing of the Arrangement, Madryn Asset Management, LP and its affiliates (collectively, “Madryn”) converted (i) all of the outstanding amount owing under Greenbrook’s credit agreement into 2,056,453,835 Greenbrook Shares, representing 95.3% of the Greenbrook Shares (including the Greenbrook Shares held by Madryn prior to such conversion) immediately prior to closing of the Arrangement and (ii) all of the interim period funding provided by Madryn to Greenbrook into an additional 252,999,770 Greenbrook Shares, which Greenbrook Shares were exchanged for shares of common stock of Neuronetics (“Neuronetics Shares”) at the Exchange Ratio upon closing of the Arrangement.
The Combined Company will continue to operate as Neuronetics, Inc., and the Neuronetics Shares will continue to trade on the NASDAQ Global Market under the ticker “STIM”.

2.	Basis of Presentation
The unaudited pro forma financial statements show the historical results of operations of Collegium and Ironshore and have been prepared to illustrate the effect of the Acquisition, including pro forma assumptions and adjustments related to the Acquisition, as described in these accompanying notes.
The acquisition of Greenbrook is considered an acquisition of a business, as defined in Accounting Standards Codification (“ASC”) Topic 805,
Business Combinations
. Therefore, the unaudited pro forma financial statements have been prepared using the acquisition method of accounting in accordance with ASC 805, which generally requires the acquired assets and assumed liabilities to be recognized at fair value at the Acquisition Date. The pro forma statements of operations may differ from the Company’s final acquisition accounting for a number of reasons, including the fact that the estimates of fair values of assets acquired and liabilities assumed as of the Acquisition Date are preliminary and therefore subject to change within the measurement period (no longer than one year from the Acquisition Date), at which time the valuation analysis and other analyses are finalized. The preliminary purchase price allocation is discussed in Note 3.
The unaudited pro forma condensed combined statements of operations are presented as if the Acquisition occurred on January 1, 2023. The historical consolidated financial information has been adjusted on a pro forma basis for transaction accounting adjustments as defined within Article 11 of Regulation
S-X.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, and do not purport to represent what the actual consolidated results of the companies would have been had the Acquisition occurred on January 1, 2023, nor are they necessarily indicative of future consolidated results of operations of the Company. The pro forma condensed combined statement of operations neither reflect the costs of any integration activities nor the synergies and benefits that may result from realization of any operational efficiencies expected to result from the Acquisition of Greenbrook.
The unaudited pro forma condensed combined balance sheet is presented as if the Acquisition occurred on September 30, 2024. The historical consolidated financial information has been adjusted on a pro forma basis for transaction accounting adjustments as defined within Article 11 of Regulation
S-X.
The unaudited pro forma balance sheet is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of the companies would have been had the Acquisition occurred on September 30, 2024.

3.	Preliminary Purchase Price Allocation
The fair value of the total consideration was approximately $34.7 million consisting of the following:

Purchase Consideration	(in thousands)
STIM Shares	25,305
Price per share	$1.15

Fair value of purchase consideration paid at closing	$29,101

Settlement of pre- existing relationship	$5,635

Total purchase consideration	$34,736

The preliminary purchase price allocation is based on estimates, assumptions, valuations and other analysis which have not yet been finalized. The Company is finalizing its valuation of intangible assets, tangible assets, liabilities and tax analyses and anticipates finalizing the valuation of assets acquitted and liabilities assumed as the information necessary to complete the analysis is obtained, but no later than one year after the Acquisition Date.
The following table set forth the preliminary allocation of the total con si
deration to the estimate fair value of the net assets acquitted at the Acquisition date (in thousands):

Fair Value Adjusted
Fair value of assets acquired
Cash and cash equivalents	$369
Restricted cash	$1,000
Accounts receivable, net	$12,628
Prepaid expenses and other current assets	$4,990
Property and equipment	$4,725
Operating lease right-of-use assets	$23,658
Total Assets	$47,370

Fair value of liabilities assumed
Accounts payable	$8,673
Accrued expense	$4,385
Current portion of loans payable	$801
Current portion of operating lease liabilities	$4,044
Deferred and contingent consideration	$1,000
Operating lease liabilities	$21,139
Non-controlling interest	$(3,603)

Total Liabilities	$36,438
Total identifiable net assets acquired	$10,932
Goodwill	$23,803

Total consideration transferred	$34,736

4.	Proforma Adjustments
The pro forma adjustments are based on the Company’s preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Financial Statements:
1. Certain reclassifications of Greenbrook’s historically presented amounts were made within the balance sheet and statements of operations to conform with Neuronetics’ financial statement presentation.
2. The pro forma adjustments included in the unaudited pro forma combined financial information are as follows (amounts in thousands):
a) Reflects the elimination of Greenbrook’s historical equity balances in accordance with the acquisition method of accounting.
b) Reflects estimated consideration based upon issuance of 25,304,971 shares at a price of $1.15 as of December 09, 2024

c) To reflect the estimated fair value of the assets acquired and liabilities
d)  To recognize Greenbrook’s lease liability and
right-of-
use assets at the present value of the remaining lease payments, as if the acquired leases were new leases of Neuronetics as of the balance sheet date.
e) To reflect the conversion of certain debt instruments to Goodwill, as non cash consideration
f) To reflect conversion of Neuronetics Note receivable to Greenbook as of September 30, 2024 to Goodwill, as non cash consideration
g) To reflect conversion of Neuronetics Sales type leases with Greenbook to PPE as of September 30, 2024.
h) To eliminate Neuronetics interest receivable with Greenbrook and Greenbrook’s prepaid warranty and treatment session inventory balances.
i) To eliminate Greenbrook’s finance lease
right-of-
use asset, reported in intangible assets and finance lease liabilities with Neuronetics.
aa) To eliminate sales to Greenbrook.
bb) To eliminate cost of sales to Greenbrook.
cc) To eliminate depreciation expense for Greenbrook’s finance leases.
dd) To eliminate interest expense for Greenbrook’s debt balance.
ee) To eliminate interest charged to Greenbrook by Neuronetics for Note receivable balance
ff) To reclassify marketing expense reported in Cost of revenue to Sales and marketing expense.